MEDICAL SERVICES AGREEMENT -
FREDERICK COUNTY ADULT DETENTION CENTER/WORK RELEASE CENTER

This Medical Services Agreement - Frederick County Adult Detention Center/Work Release Center ("Agreement"), effective on the 1st day of January 2006, is entered into by and between the BOARD OF COUNTY COMMISSIONERS OF FREDERICK COUNTY, MARYLAND hereinafter referred to as "County", and CONMED, INC., a Maryland corporation, hereinafter referred to as "Contractor".

Recitals

The County is required to provide health care services for those individuals in the custody of the Sheriff for Frederick County, being housed in the Frederick County Adult Detention Center and the Work Release Center (hereinafter collectively referred to as "FCADC").

The County issued RFP #05-35 in April 2005 soliciting proposals for health care services for the FCADC but was unable to award a contract based upon the proposals received.

The County proceeded to negotiate with Contractor to establish terms and conditions acceptable to both County and Contractor, for the provision of health care services to the FCADC population.

The County and Contractor desire to enter into this Agreement to memorialize the terms of their agreement.

NOW, THEREFORE, the parties agree as follows:

1. Incorporation. The recitals set forth above are incorporated herein by reference as if fully set forth.

2. Scope of Services. The scope of services to be provided under this Agreement is detailed in Exhibit A which is incorporated herein by reference as if fully set forth.

3. Term. The term of this Agreement shall be one calendar year, beginning January 1, 2006 through December 31, 2006.

4. Renewal Options. The County has the option to renew the Agreement for four additional one-year terms, at the prices set forth in Exhibit B hereto. County will give notice at least 30 days in advance of the expiration date of County's intent with respect to renewal.

5. Compensation.

A. As compensation for actual services rendered, Contractor is to be paid the amount reflected in Exhibit B, in the column designated "Monthly Salary Costs (fixed)" based upon the average monthly population of the FCADC and the applicable contract year, as a fixed fee for the staffing and services it provides as specified under Sections 1.2 and 2.0 of Exhibit A.

B. County will reimburse Contractor for actual expenses incurred (other than staffing) for pharmaceutical and medical supplies, laboratory, x-rays, hospitalization, specialty services, emergency transportation, and medical waste disposal, identified as reimbursables in Exhibit A.

C. Subject to certain dollar limits, Contractor shall receive a management fee equal to 8% of certain reimbursable costs, as further described herein.

6. Billing, Payment and Reconciliation.

A. Contractor shall invoice County monthly for:

(i) Contractor's Monthly Salary Costs, and

(ii) One-twelfth of the agreed upon Estimated Monthly Reimbursables expenses.

Both values are contained in Exhibit B hereto.

County shall pay invoices within thirty days of receipt.

B. County and Contractor will meet on a calendar quarterly basis to reconcile the estimated reimbursable expense payments against the actual reimbursable expenses paid by Contractor, and to calculate the Contractor's management fee.

(i) If, at the end of a calendar quarter, the actual reimbursable expenses paid by Contractor are less than the Quarterly Estimated Reimbursable expenses (as shown on Exhibit B) paid to Contractor by County for the preceding quarter, then fifty percent (50%) of the difference between the actual costs and estimated costs shall be refunded to County, by credit against the next monthly invoice submitted to County. The other fifty percent (50%) of the difference between the actual costs and estimated costs shall be retained by and inure to the benefit of the Contractor. The Contractor shall also be entitled to receive a sum equal to 8% of the actual reimbursables as its management fee, which it shall include in the next monthly invoice submitted to County.

(ii) If, at the end of a calendar quarter, the actual reimbursable expenses paid by Contractor exceed the Quarterly Estimated Reimbursable expenses paid to Contractor by County for that quarter, then County shall reimburse Contractor for the excess reimbursable expenses. Contractor shall be entitled to receive a sum equal to 8% of the Quarterly Estimated Reimbursable expenses (shown as Maximum Quarterly Amount for 8% Mngt Fee on Exhibit B) as its management fee, and shall receive no management fee for the reimbursable expenses which exceeded the Quarterly Estimated Reimbursables. Contractor shall include in the next monthly invoice the excess reimbursable expenses paid by Contractor and the management fee due.

7. Payment of Subcontractors. Contractor shall promptly pay all its subcontractors for services performed and goods received. Contractor shall defend, indemnify and hold County harmless against all claims, judgments, or liability arising from services performed or claims made by subcontractors.

8. Use of TPA. Contractor will utilize a Third Party Administrator (TPA) such as Alliance PPO to reprice reimbursable expenses to keep those costs as low as is reasonably possible.

9. Document Priority. In the event of a conflict between documents comprising this Agreement, they shall have the following priority order, from highest to lowest:

- This Agreement
- Attachment B
- Attachment A

10. Legal Remedies. The rights and remedies available to the County under this Agreement are cumulative and in addition to any and all other rights provided under the law.

11. Choice of Law. This Agreement shall be construed under the laws of the State of Maryland, with venue in Frederick County.

12. Insurance. Contractor shall secure insurance coverage as specified in Section 3.3 of Exhibit A, and provide certificates of insurance identifying the County as an additional insured in the terms as shown on Exhibit C hereto.

13. Indemnity. Contractor shall defend, indemnify and hold County, its agents and employees harmless from all claims, judgment, liens, and liability arising from Contractor's performance under this contract.

14. This Agreement contains the entire understanding of the parties, and the terms thereof may be changed only by a written document signed by both parties.

CONMED, INC.

By: ______________________
Richard Olson, PA/C

BOARD OF COUNTY COMMISSIONERS
OF FREDERICK COUNTY, MARYLAND

By: ______________________
John L. Thompson, Jr.
President

10. Legal Remedies. The rights and remedies available to the County under this Agreement are cumulative and in addition to any and all other rights provided under the law.

11. Choice of Law. This Agreement shall be construed under the laws of the State of Maryland, with venue in Frederick County.

12. Insurance. Contractor shall secure insurance coverage as specified in Section 3.3 of Exhibit A, and provide certificates of insurance identifying the County as an additional insured in the terms as shown on Exhibit C hereto.

13. Indemnity. Contractor shall defend, indemnify and hold County, its agents and employees harmless from all claims, judgment, liens, and liability arising from Contractor's performance under this contract.

14. This Agreement contains the entire understanding of the parties, and the terms thereof may be changed only by a written document signed by both parties.

CONMED, INC.	BOARD OF COUNTY COMMISSIONERS OF FREDERICK COUNTY, MARYLAND
By:____________________ Richard Olson, PA/C	By:____________________ John L. Thompson, Jr. President

DEFINITIONS AS USED HEREIN

A. Contractor - Means the respondent awarded a contract under this proposal.

B. FCADC - Frederick County Adult Detention Center/Work Release Center.

C. FCSO - Frederick County Sheriff's Office.

D. Health Authority - The physician, health administrator or agency responsible for the provision of health care services, the responsible physician may be the health authority.

E. HSA - Health Services Administrator is the Contractor's On-site Administrator

F. Proposer - The person, firm or corporation who submits a formal sealed proposal.

G. CO - Correctional Officer.

H. QHCP - Qualified Health Care Providers. All licensed or registered health care providers are (MD, PA, NP, RN, LPN).

I. Contract Manager - The person designated by the Chief of Corrections Bureau, FCADC to serve as the contractor's liaison.

J. ACA - American Correctional Association.

K. MCCS - Maryland Commission on Correctional Standards.

L. RN - Registered Nurse.

M. LPN - Licensed Practical Nurse

N. PA - Physician Assistant

O. NP - Nurse Practitioner

P. Mental Health Worker - Psychologist, Psychiatric Social Worker, or Mental Health Counselor.

Q. NCCHC - National Commission on Correctional Health Care.

1.1 PURPOSE

The Board of Frederick County Commissioners requires Medical Services, as described herein, for the provision of inmate health care services to include medical, and psychiatric services, health care personnel and program support services for an estimated population of five hundred (500) inmates for an initial term of January 1, 2006 through December 31, 2007.

The Frederick County Adult Detention Center (FCADC) operates two facilities, the FCADC at 7300 Marcie's Choice Lane, Frederick, Maryland 21704 and the Work Release Center at 7281 Marcie's Choice Lane, Frederick, Maryland 21704. The maximum rated bed capacity is four hundred sixty three (463) inmates. In FY 2005 a 128-bed Work Release facility will open, thus raising our bed capacity to five hundred and twenty seven (527). Physician(s) licensed by the State of Maryland will provide these services in accordance with the Terms, Conditions, and Specifications contained herein, all Federal, State and Local Laws, Regulations and Ordinances, established health care standards of the Maryland Commission on Correctional Standards (MCCS), the National Commission on Correctional Health Care (NCCHC), the American Correctional Association (ACA), and the best practices of the trade.

1.2 OBJECTIVES

A. The objectives of this contract between the Contractor and the Board of County Commissioners (County) is to meet the following goals:

1) To provide immediate preliminary screening and evaluation, nursing coverage, hospitalization, medical speciality services, behavioral health services, emergency medical care, medical records management, sick call, infirmary care, pharmacy and pharmaceutical services, medical clearances for transfers, and work clearances, the continuing care of identified health problems, detoxification, health education and training services, cooperation with the Inmate Fee for Service Program, and other related services to incarcerated inmates.

2) To deliver high quality health care services that can be audited against established Maryland and National standards.

3) To operate the health services program at full staffing, as established according to Section 2.2, and to use only Maryland licensed and certified personnel who are able to meet healthcare requirements for inmates.

4) To operate the health services program in a cost effective manner with full reporting and accountability to the FCADC Administration.

5) The contractor shall be responsible for the following services:

a. Staffing
b. Pharmacy and all related sundries
c. Routine Care
d. Labs
e. X-rays
f. Ambulance
g. Specialist Care
h. Eye care
i. Medical Waste Disposal
j. EKG Services
k. Hospitalization
l. Emergency Room inpatient and outpatient

6) To implement a written health care plan with clear objectives, policies, procedures, and an annual evaluation of compliance.

7) To maintain an open collaborative relationship with the FCADC Administration and staff.

8) To maintain standards established by the MCCS, the NCCHC in Jails, the ACA, and the Health Insurance Portability & Accountability Act (HIPPA).

9) To offer a comprehensive program for continuing staff and inmate education and training.

10) To maintain complete and accurate records of care and to collect and analyze health statistics on a regular basis.

11) To operate the health services program in a humane manner with respect to the inmates' right to basic health care services.

2.0 SCOPE OF SERVICES

2.1 QUALIFICATIONS OF THE CONTRACTOR

Contractor must meet the minimum qualifications:

A. The Contractor must be organized for the purpose of providing correctional health care services, and must have three years previous experience with proven effectiveness in the administration of correctional health care programs.

B. The Contractor must carry claims insurance and professional liability insurance as specified in Section 4.3.

C. The Contractor must maintain standards established by the MCCS, the ACA, the NCCHC, and HIPPA.

D. The Contractor must demonstrate its ability to provide a system of technical and medical support to the on-site personnel provided by the County.

E. The Contractor shall have a proven ability for an immediate contract start-up within thirty (30) days of receipt of award notice.

F. The Contractor shall have the capability to supervise and monitor the program, ensuring satisfactory provision of the services.

2.2 STAFFING REQUIREMENTS

2.2.1 BASE REQUIREMENTS

Adequate health care personnel required to provide those services not listed in this RFP will be provided as called for by the contract medical/bidder. This is to include staffing of a Health Services Administrator, Physicians, Physician Assistants, Mental Health personnel, Nurses, clerical staff and the Administrative and other personnel required to comply with this RFP.

Minimum staffing requirements are as follows:

(1) Health Services Administrator	40 hours per week
(1) Medical Clerk	40 hours per week
Registered Nurses	24 hours per day/7 days a week
Licensed Practical Nurses	24 hours per day/7 days a week
Physician	6 hours per week
Physician Assistant/Nurse Practitioner	15 hours per week/3 hours each day /5 days per week
Psychiatrist	6 hours per week
LCSW/Psychologist	60 hours per week
Medication Assistants	As necessary for the distribution of medications 3 times per day/7 days per week.

If the Contractor requires staff additional to that stated, the contractor shall outline the particulars in the technical portion of its submittal and any related cost in its cost proposal.

2.2.2. REQUIREMENTS

A. The Contractor must provide an on-site Health Services Administrator (RN) who will have day-to-day responsibility for coordinating and controlling the activities of the health care professionals and managing the

entire health care delivery system with the FCADC. This will ensure that the health care professionals interact as may be necessary and appropriate, that health services are delivered most efficiently, and that costs and quality of services are centrally monitored and controlled. This person will be responsible to the Corrections Bureau Chief/Administrator of the Frederick County Adult Detention Center and will maintain 24-hour contact with the facility at all times. In the absence of the Health Services Administrator, the Contractor will designate a back up to provide 24-hour on-call status.

B. The Contractor shall provide a single point of accountability in all matters relating to the inmate health care program. This person will be directly responsible to the Sheriff and Corrections Bureau Chief (Administrator) of the Frederick County Sheriff's Office, and have the authority and responsibility to resolve all and satisfy all problems, needs, and expectations of the corrections administration and inmate population.

C. The Contractor's staffing shall include a Health Authority who will spend sufficient time on-site to provide the required medical administrative duties, quality assurance and utilization review monitoring, and clinical/administrative coordination with all qualified health care providers.

D. Adequate health care personnel, with a current license/certification from the State of Maryland, shall be provided 24 hours per day, 7 days per week, to complete the services as required by the American Correctional Association, Maryland Commission on Correctional Standards, National Commission on Correctional Health Care, and policy and procedures of the Frederick County Adult Detention Center.

E. The Contractor shall provide a schedule of assignments of staff and service providers. This schedule must be agreed upon by the Corrections Bureau Chief (Administrator). All positions shall be filled and provided by the scheduled staff or authorized relief staff. A monthly report of compliance and/or exceptions shall be submitted to the Corrections Bureau Chief with steps taken to prevent future exceptions.

F. It is understood by the County, Sheriff and Corrections Bureau Chief/Administrator that with the expansion and subsequent increase in inmate population the Contractor should realize the need for increased staffing in the future.

G. The Contractor shall submit their staffing plan with the bid submission.

H. The Contractor and the Corrections Bureau Chief or his designee shall mutually agree upon changes to staffing schedule.

I. All positions shall be filled on the first day of the contract.

J. Should at anytime, the HSA position become vacant, the Contractor shall have 14 calendar days to fill the position. Should the position be unfilled after a 14 calendar day period, the Contractor shall credit the County that position's daily rate per day thereafter until the position is filled by an individual acceptable to the County.

K. If the Contractor fails to retain a qualified person in any one of the positions, other than those mentioned in the previous paragraph, agreed upon in this contract for 21 calendar days or more, the next payment owed by the County shall be reduced by the daily rate for the position times the total number of days the vacancy existed.

L. The Contractor shall provide full services under all conditions and circumstances including inclement weather, strikes, civil disturbances building renovations and expansion activities.

2.2.3 <u>LIMITATIONS ON HIRING</u>

A. The Contractor agrees to interview those persons presently employed by or under contract with the current contractor and assigned to the staff of the FCADC. Should such persons hold appropriate current licensure/certification, have the qualifications necessary to carry out the policies and procedures, and desire employment, the Contractor may hire such persons as needed.

B. Each candidate must be 21 years of age and will be interviewed by the Contractor with special focus on technical expertise, emotional stability and motivation. The final selection shall be subject to approval by the Sheriff and Corrections Bureau Chief. All personnel shall meet the minimum requirements established by the Sheriff's Office.

C. All of the Contractors' employees shall have a background investigation prior to placement at the FCADC.

D. The Detention Center reserves the right to request timely replacement of any contractor personnel who violates the rules and/or regulations of the FCADC. The Corrections Bureau Chief will immediately notify the Contractor of the request and will submit written explanations to the Contractor of the basis for such request for replacement within two (2)

working days. The Corrections Bureau Chief shall have the power to prohibit the employee from working at the facility.

E. Temporary Agency medical personnel shall not be routinely used. Permanent Contractor staff shall be the only authorized personnel permitted to work in the FCADC. Emergency exceptions must have prior approval by the Corrections Bureau Chief. In this instance, immediate criminal history checks must be performed and random drug tests performed and be paid for by the Contractor.

2.3 GENERAL SPECIFICATIONS

A. Standards

1. All medical services shall be provided in accordance with MCCS, ACA, NCCHC and FCADC policies and procedures. Where conflict among these standards exists, the most stringent requirement will prevail.

2. Documentation of licensing and accreditation for all hospitals and/or clinics used must be made available to the FCADC upon request.

B. Personnel

1. Staff provided by the contractor/bidder shall be provided with special focus on technical expertise, emotional stability and motivation. The final selection shall be subject to approval by the FCADC Administration.

2. The contractor/bidder shall engage only licensed and qualified physicians.

3. All screened candidates prior to formal decision of employment must make an on-site visit to the FCADC.

4. Initial and continued employment of staff shall be subject to approval of the FCADC Administration.

5. All personnel provided should meet the minimum requirements established by the Frederick County Department of Human Resources for comparable positions. Personnel shall have complete knowledge of the duties required for their position. All professional staff shall maintain a current license(s) and

accreditation in their field or in the position they are hired for, and meet the physical requirements for that position.

6. All contracted employees must pass a background investigation. All contracted employees will be notified, in writing, of the possibility of a random/suspected drug test during their term of employment at the Frederick County Adult Detention Center and sign that they have received this information. Drug tests are done usually based on evidence or probable cause but can be done randomly as required by the Frederick County Sheriff's Office - Corrections Bureau Chief. All drug tests as required by the Corrections Bureau Chief will be paid by the Frederick County Adult Detention Center.

7. All personnel shall comply with current and future State, Federal and Local Laws, Regulations, Court Orders, Administrative Regulations, Administrative Directives, and policies and procedures of the FCADC and Frederick County.

8. The contracting physician shall have admitting privileges at Frederick Memorial Hospital or provide a solution agreed upon by the FCADC Administration.

9. The Contractor/bidder shall provide adequate medical personnel to meet the demands of the inmate population and their medical needs.

10. Workers compensation and Workers Compensation Insurance must be provided if an employer has at least one (1) covered employee. Refer to appropriate laws regarding workers compensation and insurance.

C. <u>Administrative</u>

1. Contractor's/bidder's staff shall design and implement policies, procedures, and protocol for the health care unit and medical staff.

2. Contractor/bidder shall be responsible for ensuring that its staff (including County personnel) report any problems and/or unusual incidents to the Facility Administrator or his designee.

3. Contractor/bidder's staff shall represent the health care unit in discussions with local civic groups or visiting officials as mutually agreed upon by both parties.

4. Contractor/bidder shall ensure the health care status of committed persons admitted to outside hospitals is reviewed to ensure that the duration of the hospitalization is no longer than medically indicated.

5. Contractor/bidder shall ensure that their staff (including County personnel) documents all health care contacts in the committed person's health care record in the proper medical record format.

6. During the term of this agreement, the physician shall appear before any court, if requested by the FCADC Administration, to provide medical information regarding inmates/patients.

D. <u>Schedules</u>

1. All hours shall be spent on site at FCADC except as is otherwise expressly agreed to by both parties.

2. All full-time contractual employees shall be on-site as outlined in this proposal.

3. All contractual employees shall be required to comply with sign-in/sign-out procedures on an official FCADC timekeeping form.

4. The FCADC is contracting for licensed physician services to be provided by the Contractor. Should the level of services to inmates required by the contract decline due to a position vacancy; the Contractor shall be responsible for the replacement. The contractor/bidder shall be responsible for the hiring of staff to meet the demands of the contract.

E. <u>Security</u>

Contractor personnel shall be subject to all the security regulations and procedures of the FCADC.

F. <u>Referrals</u>

1. The Contractor/bidder (contracting physician) shall make medical arrangements with medical specialists, subject to the approval of the FCADC, for treatment of those committed persons with problems that may extend beyond the scope of services provided on-site.

2. In the event of an emergency, the contractor/bidder's physician shall provide referrals to appropriate hospitals and physicians.

G. Quality Assurance/Action Programs

1. The Contractor shall provide in-service medical education programs for the FCADC staff and contractor's personnel.

2. The Contractor shall maintain personnel files on contractual personnel, which will be made available to the FCADC Administration upon request.

3. The Contractor shall institute a Quality Assurance Program, which may include but not be limited to, audit and medical chart review procedures.

4. Periodic meetings (at least once per quarter) shall be held among the FCADC officials, facility staff, contracting physician, and appropriate contractual personnel to review significant issues and changes and to provide feedback relative to the Quality Assurance/Action Program so that any deficiencies or recommendations may be acted upon. Also, when requested by the FCADC Administration, the Contractor will provide appropriate personnel to participate in Department meetings. The HSA should participate in Council of Government (COG) meetings and attend the annual NCCHC conference as part of his/her continued training.

5. Administrative meetings between the Contractor and the FCADC Administration shall be held at least quarterly.

H. In-Service Training

The Contractor shall provide appropriate in-service education programs for contractual employees and FCADC medical staff and Correctional Officers upon request of the Detention Center Administrator. All full-time health care staff, except for the physicians, will receive not less than the minimum mandatory hours of in-service training per year as required by Maryland Standards and National Correctional Standards. Written policy and training programs meeting required training standards shall be the responsibility of the Contractor in cooperation with the FCADC Administration for health related training of corrections staff who work with inmates.

I. Modification and Amendments to the Contract

Changes in the contractual provisions of services to be furnished under the contract may be made only in writing and must be mutually approved by both parties.

J. Orientation of New Employees

1. The Contractor shall be responsible for ensuring that all new health care personnel (including County employees) are provided with an orientation regarding the medical practices on-site at the FCADC. Orientation regarding other facility operations will be the responsibility of the FCADC.

2. The Contractor shall distribute written job descriptions to each member of the health care staff provided under this contract, which clearly delineates his/her assigned responsibilities. The Contractor shall monitor the performance of all health care staff to ensure adequate job performance in accordance with these job descriptions.

K. Security of Inmate Files

Inmate files are of a confidential nature. The Contractor's employees shall be allowed access to these files only as needed for their duties related to the contract and in accordance with the rules established by the FCADC. The Contractor shall honor all policies and procedures for safeguarding the confidentiality of such data.

L. Assignment

The Contractor shall give full attention to the faithful execution of the contract, shall keep the contract under its control, and shall not by power of attorney or otherwise assign the contract to any other party without the express written consent of the County.

M. Contractor Cooperation

The Contractor shall maintain regular communications with the FCADC Administration and shall actively cooperate in all matters pertaining to this contract.

N. Responsibility

The Contractor shall at all times observe and comply with all Federal, State, Local and Municipal Laws, Ordinances, Rules and Regulations in any manner affecting the contract.

O. Public Information

Neither the Contractor nor Frederick County shall publish any findings based on data obtained from the operation of this contract without the prior written consent of the other party, whose written consent shall not be unreasonably withheld.

P. Research

No research projects involving inmates, other than projects limited to the use of information from records compiled in the ordinary delivery of patient care activities, shall be conducted without the prior written consent of the FCADC. The conditions under which the research shall be conducted shall be agreed upon by the Contractor and the FCADC and shall be governed by written guidelines. In every case the written informed consent of each inmate who is a subject of a research project shall be obtained prior to the inmate's participation as a subject.

Q. Force Majeure

The Contractor shall not be responsible for failure to perform the duties and responsibilities imposed by the contract due to fires, riots, rebellions, acts of God and similar occurrences beyond the control of the Contractor that made performance impossible or illegal.

2.4 SCOPE OF WORK

The Contractor shall provide health care services, on-site as well as off-site, to the inmates of the FCADC. These services shall include, but are not limited to:

A. Preliminary Exam/Screening: a qualified healthcare provider shall perform a preliminary screening/exam of all inmates within 4 hours of their arrival at the Detention Center.

At a minimum, the preliminary exam/screening should include the following:

An inquiry into:

1. Current illness and health problems including mental health illness(s), and communicable diseases;
2. Body deformities and ease of movement; and
3. Condition of skin, including trauma markings, bruises, lesions, jaundice, rashes and infestations, needle marks, and other indications of drug abuse.
4. Substance abuse history.

Disposition such as:

1. Referral to an appropriate health care facility on an emergency basis; or
2. Placement in the general inmate population and referral to the appropriate health care service at the FCADC; or
3. Placement in the general inmate population.

B. Health Appraisal and Mental Health Appraisal

1. Physical Examination: A physical examination will be conducted on all inmates within 14 days of their incarceration by a Physician, Nurse Practitioner, or Physician's Assistant.

2. The health appraisal must include the following:

    a. Review of the receiving screening.
    b. Complete history and physical examination.
    c. Mental health evaluation.
    d. Vision and hearing screening.
    e. Laboratory tests including VDRL and TB Tine.
    f. Other tests as required and indicated.
    g. Initiation of therapy when appropriate.
    h. Dental Screening to evaluate medical records.

3. The Contractor shall provide on-site mental health services with mental health specialists in accordance with ACA, MCCS, NCCHC and the policy and procedures of FCADC. These services shall include a Psychiatrist and Licensed Social Workers/Psychologist. The Psychiatrist shall work 15 hours per week, on any weekday schedule. The Licensed Social Workers/Psychologists shall work 60 hours per week, with daily coverage Monday through Friday. There must be at least one full-time Licensed Social Worker/Psychologist.

a. The Contractor shall provide mental health services, to include, but not be limited to:

1) Screening of all inmates for mental health services by the psychologist/mental health worker within 14 days of admission.
2) Mental health evaluation as needed.
3) Identification of suicide risk and/or harm to himself/herself or others **must be within one (1) day.**
4) Medication management.
5) Crisis intervention.
6) Commitment to appropriate state facilities when warranted.
7) Routine and on going counseling as deemed appropriate.

b. The Contractor shall adhere to all requirements of the FCADC policy and procedure governing suicide precaution. The Contractor shall ensure that each inmate placed on suicide precautions is evaluated by a Qualified Health Care Provider (QHCP) twice each medical shift.

c. The Contractor will provide sixty (60) hours per week of psychological services by PH.D. Psychologist or Licensed Certified Social Worker (LCSW).

d. The Contractor will provide six (6) hours per week of psychiatric services by a psychiatrist.

e. A member of the mental health program shall act as a liaison between the courts, attorneys, family, County agencies, other health providers and mental health institutions.

4. The Contractor shall work in cooperation with the Frederick County Health Department in order to provide continuity of care.

C. <u>Daily Triaging of Complaints</u>

Health complaints from inmates must be processed at least daily as follows:

1. Health trained personnel shall act upon all complaints with referrals to qualified health care personnel as required.

2. The HSA shall determine the appropriate triage mechanism to be utilized for specific categories of complaints.

D. Sick Call

A Physician, Nurse Practitioner, or Physician's Assistant shall hold sick call Monday through Friday. Scheduled times for sick call shall be established by the Contractor and approved by the Corrections Bureau Chief/Administrator.

E. Medical Unit

There is a fourteen (14) bed medical unit at the FCADC, which includes two (2) medical isolation cells. Bidders will be expected to use this facility to its fullest extent. In operating this unit the following guidelines must be obeyed:

1. A physician on-call twenty-four (24) hours a day;

2. Supervision of the Medical Unit by the HSA, forty (40) hours per week and on-call evenings and weekends.

3. Nursing personnel (RN and/or LPN at all times) on duty twenty-four (24) hours per day, seven (7) days per week;

4. All Medical Unit patients being within sight or sound of a staff person;

5. A manual of Nursing Care protocols; and

6. A separate, individual and complete medical record for each inmate in the Medical Unit.

F. Hospital Care

1. When in-patient hospitalization of an inmate is required, the Contractor shall be responsible for the arrangements. Actual costs for hospitalization or Emergency Room visits are reimbursable expenses.
2. The use of an inmates medical insurance is required when available for payment of hospital or medical bills.

3. The Contractor shall provide quarterly reports detailing each inmate's hospitalization costs to the Corrections Bureau Chief.

4. The contracting physician shall have admitting privileges at Frederick Memorial Hospital or provide a solution agreed upon by the FCADC Administration so as to provide primary physician care for hospitalized patients.

G. Specialty Services

As with hospital care, inmates will periodically require the services of a medical specialist as determined by the HSA or contract physician. The Contractor shall be responsible for the arrangements. The cost of specialty care services are reimbursable expenses.

1. The Contractor shall make referral arrangements with appropriate medical specialists.

2. The Contractor shall be responsible for the initial payment of specialty services to include emergency room visits that do not result in the inmate being admitted to the hospital, which costs will be subject to quarterly reconciliation as reimbursable expenses.

3. The Contractor shall provide for interpreter services, when needed, to provide required medical services and shall be responsible for the initial payment of these reimbursable services.

H. Emergency Services

The Contractor shall make provisions for twenty-four (24) hour emergency medical and psychological care including twenty-four (24) hour medical on-call services.

1. Emergency transport requiring ambulance services will be arranged by and initially paid for by the Contractor, as a reimbursable expense. Routine transports will be provided by the Frederick County Adult Detention Center.

2. The Contractor shall only provide emergency services to detainees held in the Central Booking facility.

I. Ancillary Services

The Contractor shall be responsible for the provision and initial payment of all laboratory, x-ray and other ancillary services as required and indicated, which are reimbursable expenses. Where possible, these services shall be provided on-site. In the case where the county has a contract with a vendor to provide these services, the contractor/bidder may pay these fees initially, subject to reimbursement.

J. Eye Exams and Corrective Lenses

The Contractor shall provide for eye examinations and eyeglasses as deemed medically necessary. Eyeglasses are a reimbursable expense.

K. Pharmaceutical and Medical Supplies

All prescription and non-prescription medication, medical supplies, forms, office supplies, medical records, supplies, books, periodicals, prosthetic devises will be the management responsibility of the Contractor, the expenses shall be paid initially by the Contractor, subject to reimbursement.

L. Dental Care

The Contractor shall provide the following dental services to the FCADC inmates:

1. Initial dental screening and education within fourteen (14) days of admission.

2. Referral of dental treatment to the appropriate provider or contractor. Consideration must be given when the health of the inmate could otherwise be adversely affected as determined by the Dentist.

3. The County has a contract with a dental provider to provide routine dental care at the Frederick County Adult Detention Center. Any dental visits done off site of the Detention Center will be paid for initially by Contractor as a reimbursable expense.

M. Special Medical Program

For inmates with special medical conditions requiring close medical supervision, including chronic and convalescent care, the responsible physician shall develop a written individualized treatment plan. The plan shall include directions to health care and other personnel regarding their roles in the care and supervision of the patient.

N. Health Education

As part of the primary health care, health education will be an important and required component of the total health care delivery system. Health education shall include patient education, in-service education and first aid and CPR training for the health care staff.

O. Administration

Contractor/Bidder shall provide clinical and managerial administration of the health care program.

P. Support Services

Contractor/Bidder shall demonstrate their ability to manage and support the program they purpose. Examples of areas to be discussed include policies and procedures, quality assurance, and cost containment as described in this RFP.

Q. Other

The Contractor shall approve procedures, supervise, and provide the following:

1. Screening and referral of mentally ill or retarded inmates.
2. Detoxification.
3. Formulary for all medications.
4. Medication Administration.
5. Decide the emergency nature of illness of injury.
6. Delousing Procedures.
7. Develop and be responsible for Protocol Procedures.
8. Contractor shall have a licensed physician review charts monthly and sign and date them.

R. Pre-Release and Transfer Screens

To ensure continuity of medical care upon the inmates release or transfer, the Contractor will ensure:

1. A medical file review is conducted on each inmate's release or transfer and when indicated, a medical screening is conducted.

2. Inmates requiring follow-up care in the community will be advised of the type of care required, where it may be obtained, and when necessary, agency contact made.

3. Inmates taking medication at the time of their release will be evaluated, and when appropriate a limited supply of medication shall be supplied by the contract physician.

4. A medical file review shall be conducted for all inmates who have had a physical assessment but released for reasons other than expiration of sentence. Where follow-up medical care is required, a letter will be forwarded to the inmate's last known address advising him or her to contact the FCADC Medical Department.

5. A medical file review shall be conducted for each inmate scheduled for transfer to the Maryland Division of Corrections or another facility. When appropriate, a copy of the entire medical record or a summary of the record is to be forwarded to the receiving institution at the time of transfer.

S. Statistical Data

See Attachment #1

T. Accreditation

The bidder shall submit a plan for meeting and maintaining accreditation for healthcare standards to include Maryland Correctional Standards, National Commission on Correctional Healthcare Standards, and American Correctional Association Standards. A strategic plan for maintaining standards must be submitted.

U. Work Release Inmates

Per the Work Release Inmate Handbook, all Work Release inmates are responsible for the total cost of medical expenses and medications while on the program.

The following items are the Contractors responsibility:

1. The Contractor/Bidder's medical staff must perform physicals for all inmates who are to be housed in the Work Release Center.

2. The Contractor/Bidder's medical staff must provide Emergency Services to all Work Release Inmates as needed.

3. The Contractor/Bidder's medical staff must provide medical clearance for a Work Release Inmate to receive outside medical treatment.

4. The Contractor/Bidder's medical staff must approve all Work Release Inmate prescription medications if purchased at an outside pharmacy. If medical staff calls in a prescription, it is the inmate's responsibility for payment and pick-up.

5. Work Release Inmates can be seen on sick call, and the inmates can be billed for these services.

3.5 TAXES

No charge will be allowed for Federal, State or Municipal Sales and Excise Taxes from which Frederick County is exempt. The proposal price shall be net and shall not include the amount of any such tax. Exemption certificates, if required, will be furnished on forms provided by the firm.

The following tax exempt numbers are applicable on this proposal:

FEDERAL EXCISE TAX EXEMPTION: 52-6000943

STATE TAX EXEMPTION: 3000118-5

3.6 PURCHASER'S RIGHT OF SELECTION

The Board of Frederick County Commissioners reserves the right to reject any and/or all proposals in whole or in part, to make partial awards, to waive any irregularity in any quotation, and may reject any proposal that shows any omissions or alterations of form, additions not called for, conditions or alternate proposals, and may make any such award as is deemed to be in the best interest of Frederick County.

3.7 BILLING AND PAYMENT

Each bill shall carry the purchase order number of the Board of Frederick County Commissioners.

Payment will be made as outlined in the Scope of Work. All invoices will be paid within thirty (30) days unless any item thereon is questioned, in which event payment will be withheld pending verification of the amount claimed and the validity of the claim.

The Board of Frederick County Commissioners also reserves the right to annul any contract if in its opinion there shall be a failure at any time, to perform faithfully any of its stipulations, or in case of any willful attempt to impose upon the Board of Frederick County Commissioners, performance inferior to that required by the contract and any action taken in pursuance of this latter stipulation shall not effect or impair any rights or claims of the Board of Frederick County Commissioners to damages for the breach of any covenant of the contract by the contractor.

Should the contractor fail to comply with the conditions of this contract or fail to perform the required work within the time stipulated in the contract, the Board of Frederick County Commissioners after proper notice may reserve the right to purchase in the open market, the required service, at the expense of the contractor. Should the contractor fail to perform the required work included in this contract, the Board of Frederick County Commissioners reserves the right to withdraw such required work from the operation of this contract without incurring further liabilities on the part of the Board of Frederick County Commissioners thereby.

3.8 ANNULMENTS

The Board of Frederick County Commissioners also reserves the right to annul any contract if in its opinion there shall be a failure at any time, to perform faithfully any of its stipulations, or in case of any willful attempt to impose upon the Board of Frederick County Commissioners, performance inferior to that required by the contract and any action taken in pursuance of this latter stipulation shall not effect or impair any rights or claims of the Board of Frederick County Commissioners to damages for the breach of any covenant of the contract by the contractor.

Should the contractor fail to comply with the conditions of this contract or fail to perform the required work within the time stipulated in the contract, the Board of Frederick County Commissioners after proper notice may reserve the right to purchase in the open market, the required service, at the expense of the contractor. Should the contractor fail to perform the required work included in this contract, the Board of Frederick County Commissioners reserves the right to withdraw such required work from the operation of this contract without incurring further liabilities on the part of the Board of Frederick County Commissioners thereby.

3.9 COMPLIANCE WITH SPECIFICATIONS

The Contractor shall abide by and comply with the true intent of the specifications and not take advantage of any unintentional error or omission, but shall fully complete

every part as the true intent and meaning of the scope of services as decided by the Purchasing Director, and as described hereinafter.

3.10 CONTRACT

The proposal with respect to all items accepted and all papers accompanying it and the scope of services, and other papers and documents referred to in any of the foregoing, shall constitute the formal contract, unless otherwise specified between the successful firm or individual and the Board of Frederick County Commissioners.
evidence of his authority to do so.

3.11 DELETED
3.12 DELETED

3.13 CONFLICT OF INTEREST

All proposals, when submitted, shall be signed by the individual, or if a corporation, an authorized officer thereof, stating that the person signing has read and understands the following provisions:

"PROHIBITIONS. No officer or employee of the County, whether elected or appointed, shall in any manner whatsoever, be interested in or receive any benefit from the profits or emoluments of any contract, job, work or service for the County. No such officer or employee shall accept any service or thing of value, directly or indirectly from any persons, firm or corporation having dealings with the County, upon more favorable terms than those granted to the public generally; nor shall he receive, directly or indirectly any part of any fee, commission or other compensation paid or payable by the County, or by any person in connection with any dealings with the County, or by any person in connection with any dealings with or proceedings before any branch office, department, board, commission, or other agency of the County. No such officer or employee shall, directly or indirectly be the broker or agent who procures or receives any compensation in connection with the procurement of any type of bonds for County officers, employees or persons or firms doing business with the

3.14 FREDERICK COUNTY EQUAL EMPLOYMENT OPPORTUNITY CLAUSE

Frederick County expects that the firm not discriminate against any employee or applicant for employment because of race, creed, color, national origin, sex or age.

3.15 INDEMNIFICATION AND INSURANCE

The firm shall indemnify and hold harmless Frederick County, their agents and employees, from and against all claims, damages, losses and expenses (including attorney's fees) arising out of or resulting from the performance of its work.

In any and all claims against Frederick County or any of their agents or employees, by an employee of the contractor, any subcontractor, or anyone directly or indirectly employed by any of them or anyone for whose acts any of them may be liable, the indemnification obligation shall not be restricted in any way by any limitation on the amount or type of damages, compensation, or benefits payable by or for the contractor under workmen's compensation acts, disability benefit acts or other employee benefit acts.

A Certificate of Insurance will be requested by Frederick County as needed. If requested, a Certificate shall be provided within (10) calendar days from the date of such request

3.16 PREPARATION OF PROPOSALS - Deleted; **Not part of contract**

3.17 PROCEDURES – Deleted; **Not part of contract.**

3.18 SUBCONTRACTORS

The firm shall identify all proposed subcontractors who will be furnishing services under the terms of this Request for Proposal. Subcontractors shall conform in all respects to the applicable provisions specified for the prime contractor and shall be subject to approval by the County. If a subcontractor/subconsultant is determined to be unacceptable by the County, the firm shall substitute an acceptable subcontractor/subconsultant with no change in any contract unit prices or overall contract sum. If a firm fails, within a timely manner, to propose another subcontractor/subconsultant to whom the County has no objection, the County reserves the right to reject the proposal. The firm will use only those subcontractors/subconsultants approved by the County.

3.19 CONFIDENTIALITY

Offers must specifically identify those portions of their proposals, if any, which they deem to contain confidential or proprietary information of trade secrets and must provide justification to be considered by the County in determining whether such material, upon request, should not be disclosed by the County. All requests for information shall be handled in accordance with the Freedom of Information Act.

3.20 CONTRACT TERM/RENEWALS

Any contract which results from this proposal shall commence from date award and run until December 31, 2006. This contract may be renewed, based on the mutual consent of both parties, for four (4) additional one (1) year terms. All renewals will be

at the same terms and conditions, including price.

3.21 <u>DEVIATIONS/EXCEPTIONS</u> (Deleted)

3.22 <u>DELIVERY OF GOODS</u>

All goods delivered to the County shall be shipped FOB Destination with any freight charges prepaid.

3.23 <u>TERMINATION FOR CONVENIENCE:</u>

The performance of work under this contract may be terminated by the County in accordance with this clause in whole, or from time to time in part, whenever the County shall determine that such termination is in the best interest of the County. The County will pay all reasonable costs associated with this contract that the Contractor has incurred up to the date of termination and all reasonable costs associated with termination of the Contract. However, the Contractor shall not be reimbursed for any anticipatory profits that have not been earned up to the date of termination.

3.24 <u>TERMINATION FOR DEFAULT:</u>

If the contractor fails to fulfill its obligation under this contract properly and on time, or otherwise violates any provision of the contract, the County may terminate the contract by written notice to the Contractor. The notice shall specify the acts or omissions relied upon as cause for termination. All finished or unfinished work provided by the Contractor shall, at the County's option, become the County's property. The County shall pay the Contractor fair and equitable compensation for satisfactory performance prior to receipt of notice of termination, less the amount of damages caused by the Contractor's breach. If the damages are more than the compensation payable to the Contractor, the Contractor will remain liable after termination and the County can affirmatively collect damages.

3.25 <u>SUCCESSFUL TERMINATION OF CONTRACTORS RESPONSIBILITY</u>

A contract shall be considered successfully fulfilled when the work has been completed in accordance with the terms of the contract, when final acceptance has occurred, when final payment has been authorized, when all the obligations of the Contractor and his surety have been complied with, and when final payment has been made.

3.26 <u>LIQUIDATED DAMAGES</u>

Should the contractor fail to perform as specified in the contract documents, it is understood that the County will deduct from any outstanding invoice an amount equal to five hundred dollars ($500.00) per calendar day until such time as the proper work is

performed in accordance with the contract documents. It is understood and agreed that this is not a penalty, but is, in fact, a liquidated damage provision.

3.27 DISPUTES

Except as otherwise may be provided by law, all disputes arising under or as a result of a breach of this contract that are not disposed of by mutual agreement shall be resolved in accordance with this clause.

As used herein, "claim" means a written demand or assertion by one of the parties seeking, as a legal right, the payment of money, adjustment or interpretation of contract terms, or other relief, arising under or relating to this contract.

A voucher, invoice, or request for payment that is not in dispute when submitted is not a claim under this clause. However, if the submission subsequently is not acted upon in a reasonable time, or is disputed either as to liability or amount, it may be converted to a claim for the purpose of this clause.

All disputes concerning the interpretation of the medical services being provided by means of this proposal shall be referred to the medical and surgical faculty of the State of Maryland who will select an arbitrator. The decision of the arbitrator shall bind both parties with the same force and effect as the decrees of a court having complete jurisdiction.

All other claims shall be made in writing and submitted to the procurement officer for decision in consultation with the County Attorney. When a claim cannot be resolved by mutual agreement, the Contractor shall submit a written request for final decision to the procurement officer. The written request shall set forth the facts surrounding the controversy.

The Contractor at the discretion of the procurement officer, may be afforded an opportunity to be heard and to offer evidence in support of its claim.

The procurement officer shall render a written decision on all claims within sixty (60) days of receipt of the Contractor's written claim, unless the time is extended by mutual agreement of the parties. If a decision is not issued within sixty days, the procurement officer shall notify the Contractor of the time within which a decision shall be rendered and the reasons for such time extension. The decision shall be furnished to the Contractor by certified mail, return receipt requested, or by any other method that provides evidence of receipt. The procurement officer's decision shall be deemed the final action of the County.

Pending the resolution of a claim, the Contractor shall proceed diligently with the performance of the contract in accordance with the procurement officer's decision.

3.28 AVAILABILITY OF FUNDS

A contract shall be deemed executory until appropriations are available for the purchase of such services and articles. The County's obligation for subsequent year renewals shall be contingent upon actual appropriations for the following contract year.

3.29 ALTERATIONS OR VARIABLES

No alterations or variables in the terms of the contract shall be valid or binding upon the County unless made in writing and signed by the Board of Frederick County Commissioners.

3.30 ADDITIONAL PROGRAM SUPPORT SERVICES

Contractor shall provide additional program support services as follows:

A. Medical Audit Committee - The Contractor shall institute and maintain a Medical Audit Committee (MAC). The committee shall be responsible for developing, recommending and implementing all policies and procedures necessary for the operation of the medical program at FCADC. The objectives of the committee are to ensure that quality health care services are available to all inmates. The Contractor shall identify the membership of the committee and propose how often the committee will meet. The County shall have final approval of this proposal.

B. Quality Assurance Program - Contractor shall provide guidelines for a Quality Assurance Program (QAP) for County review and approval. The HSA shall establish a program for assuring that quality health care services are provided to the inmates. The QAP will evaluate the health care provided to inmates both onset in the FCADC and at off-site facilities for quality, appropriateness and continuity of care.

C. Cost Containment Program - Contractor shall propose a detailed plan for the implementation and operation of a cost containment program for County review and approval, which shall be the mechanism by which the Contractor controls health care costs, areas in which cost savings will be achieved, and evidence of the success of such a program at other contract sites.

D. Management Information Systems - Contractor shall employ approved methods for implementing a system for collecting and analyzing the trends in the utilization of health care services. Contractor must provide a copy of the

format to be utilized for reporting the data, for the County's review and approval.

E. Insurance - The Contractor must provide certificates of insurance indicating that the below listed insurance requirements are in force:

1.) Worker's Compensation: statutory benefits; employer's liability, with limits in compliance with Maryland requirements.

2.) Professional Liability: claims made type medical malpractice covering all medical professional staff; One Million Dollars ($1,000,000.00) per occurrence and (i) Two Million Dollars ($2,000,000.00) in aggregate during the initial term; and (ii) Five Million Dollars ($5,000,000.00) in aggregate during any renewal term. The additional premium necessary to obtain the increased aggregate coverage during any renewal term shall be allocated and paid as follows: 50% by Contractor; 50% by County; provided, in no event shall the County's liability for such additional premium exceed Six Thousand Dollars ($6,000.00) in any renewal term. (See other change marked)

3.) Pollution Liability Coverage: Contractor shall provide pollution liability coverage in an amount not less than One Million Dollars ($1,000,000.00) per incident and One Million Dollars ($1,000,000.00) annual aggregate. Pollution liability coverage may be provided through a subcontractor if the Contractor and County are both named as additional insured and provided certificates.

4) Automobile Liability Coverage: One Million Dollars ($1,000,000.00) combined single limit.

5) General Liability: One Million Dollars ($1,000,000.00) per occurrence and Fifty Thousand Dollars ($50,000.00) for rented premises, personal and advertising injury, One Million Dollars ($1,000,000.00), products and completed operations Two Million Dollars ($2,000,000.00), general aggregate Two Million Dollars ($2,000,000.00).

Certificate(s) of insurance must comply with the format and language contained in Attachment (2) two hereto.

F. Complaint Procedure - Contractor will provide for County approval proposed policies and procedures to be followed in dealing with inmate complaints regarding any aspect of the health care delivery system and in accordance

with the FCADC regulation.

G. Policies and Procedures - Contractor will provide for County approval a proposed method the Contractor will follow in establishing and revising health care policies and procedures.

H. Accreditation - Contractor will maintain Maryland and National Commission on Correctional Health Care accreditation and American Correctional Association Accreditation for the healthcare delivery system at the FCADC.

Cost for the Frederick County Adult Detention Center

New Proposal with Increased Insurance Rates for Renewall of Contract (January 1, 2007)

	Fixed Monthly cost of Increased Insurance	Monthly Salary Costs (fixed)	Estimated Monthly Reimbursables	New Monthly Payment	Old Monthly Payment	Quarterly Reconcilement	Maximum Quarterly Amount for 8% Mngt Fee
Base 1							
Average Population of 400-499	$0.00	$65,099.15	$43,233.85	$108,333.00	$108,333.00	$129,701.55	$10,376.12
Average Population of 450-500	$0.00	$65,099.15	$43,233.85	$108,333.00	$108,333.00	$129,701.55	$10,376.12
Average Population of 501-550	$0.00	$65,099.15	$45,350.51	$110,449.66	$110,449.66	$136,051.53	$10,884.12
Average Population of 551-600	$0.00	$65,099.15	$47,610.50	$112,709.65	$112,709.65	$142,831.50	$11,426.52
Average Population of 601-650	$0.00	$65,099.15	$49,864.69	$114,963.84	$114,963.84	$149,594.07	$11,967.53
Year 2							
Average Population of 400-499	$500.00	$68,354.11	$45,395.54	$114,249.65	$113,749.65	$136,186.62	$10,894.93
Average Population of 450-500	$500.00	$68,354.11	$45,395.54	$114,249.65	$113,749.65	$136,186.62	$10,894.93
Average Population of 501-550	$500.00	$68,354.11	$47,670.53	$116,524.64	$116,024.64	$143,011.59	$11,440.93
Average Population of 551-600	$500.00	$68,354.11	$49,991.02	$118,845.13	$118,345.13	$149,973.06	$11,997.84
Average Population of 601-650	$500.00	$68,354.11	$52,357.92	$121,212.03	$120,712.03	$157,073.76	$12,565.90
Year 3							
Average Population of 400-499	$500.00	$71,771.81	$47,665.32	$119,937.13	$119,437.13	$142,995.96	$11,439.68
Average Population of 450-500	$500.00	$71,771.81	$47,665.32	$119,937.13	$119,437.13	$142,995.96	$11,439.68
Average Population of 501-550	$500.00	$71,771.81	$50,054.06	$122,325.87	$121,825.87	$150,162.18	$12,012.97
Average Population of 551-600	$500.00	$71,771.81	$52,490.57	$124,762.38	$124,262.38	$157,471.71	$12,597.74
Average Population of 601-650	$500.00	$71,771.81	$54,975.81	$127,247.62	$126,747.62	$164,927.43	$13,194.19
Year 4							
Average Population of 400-499	$500.00	$75,360.40	$50,048.58	$125,908.98	$125,408.98	$150,145.74	$12,011.66
Average Population of 450-500	$500.00	$75,360.40	$50,048.58	$125,908.98	$125,408.98	$150,145.74	$12,011.66
Average Population of 501-550	$500.00	$75,360.40	$52,556.75	$128,417.15	$127,917.15	$157,670.25	$12,613.62
Average Population of 551-600	$500.00	$75,360.40	$55,115.09	$130,975.49	$130,475.49	$165,345.27	$13,227.62
Average Population of 601-650	$500.00	$75,360.40	$57,724.59	$133,584.99	$133,084.99	$173,173.77	$13,853.90
Year 5							
Average Population of 400-499	$500.00	$79,128.42	$52,551.00	$132,179.42	$131,679.42	$157,653.00	$12,612.24
Average Population of 450-500	$500.00	$79,128.42	$52,551.00	$132,179.42	$131,679.42	$157,653.00	$12,612.24
Average Population of 501-550	$500.00	$79,128.42	$55,184.58	$134,813.00	$134,313.00	$165,553.74	$13,244.30
Average Population of 551-600	$500.00	$79,128.42	$57,870.84	$137,499.26	$136,999.26	$173,612.52	$13,889.00
Average Population of 601-650	$500.00	$79,128.42	$60,610.82	$140,239.24	$139,739.24	$181,832.46	$14,546.60

Conmed Healthcare Management, ...
9375 Chesapeake St., Suite 203
La Plata, MD 20646
301.609.8460
800.609.8476
301.934.6983 fax
corporate@conmed-inc.com

Conmed HEALTHCARE MANAGEMENT

February 28, 2007

Frederick County Detention Center
Warden Steve Rau
7300 Marcie's Choice Lane
Frederick, MD 21704

Dear Warden Rau,

CONMED, Inc. is pleased to be the provider of medical services for the Frederick County Detention Center, and we strive to exceed your expectations regarding the level and quality of services provided.

Consistent with the terms of the existing contract for Medical Services, dated January 1, 2006, between Frederick County and CONMED, Inc., we are requesting confirmation of the extension of this agreement for the first of the four optional extension years. This first extension period began on January 1, 2007. The cost of services provided under the contract is linked to the average population of inmates, and is detailed on Attachment B of the contract. For example, the contact provides for a monthly cost of $113,749.65 for the inmate population in the range of 400-500 inmates during year 2 (1/1/07 – 12/31/07) of the contract .On this basis, the annual cost for the period will be $1,364,995.80 for an inmate population in the range of 400-500 inmates.

If this request is acceptable to you, please acknowledge where indicated below and return this letter to us in the enclosed postage paid envelope. Also, please provide us with an addendum to the existing contract or a purchase order reflecting the extension of the existing agreement to cover the renewal period. If you have any questions, or I can be of any service to you, please contact me directly.

Sincerely,

Acknowledged & Accepted

Richard W. Turner
President & Chief Executive Officer

Warden Steve Rau

Date: 3/9/07

cc: Ronald Grubman
Executive Vice President